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                                                                   Exhibit 23(o)

                        CENTURY CAPITAL MANAGEMENT TRUST

                               MULTIPLE CLASS PLAN
                            (PURSUANT TO RULE 18F-3)

Adopted _____ ____, 1999

                                  INTRODUCTION

         Rule 18f-3 under the Investment Company Act of 1940 (the "Act") permits investment companies to issue multiple classes of shares in accordance with a plan (an "18f-3 Plan") setting forth the differences among each class of shares. The following 18f-3 Plan of Century Select Growth Fund (the "Fund"), a series of Century Capital Management Trust (the "Trust"), which describes the differences between the classes of the Fund's shares, has been approved by a majority of the Trustees of the Trust (including a majority of the non-interested Trustees), who, after having evaluated such information and considered such pertinent factors as they deemed necessary to an informed evaluation of the 18f-3 Plan as to whether it should be adopted and implemented, have determined that the 18f-3 Plan, including the expense allocation between the classes of shares, is in the best interests of each class individually and the Fund as a whole.

         1. Class Designation. The Fund offers two classes of its shares: (i) shares which have a minimum initial investment of $1,000 ("Investor Class Shares"), and (ii) shares which have a minimum initial investment of $250,000 ("Institutional Class Shares"). The shares of each class may be purchased at a price equal to the next determined net asset value per share of such class.

         2. Compliance with Rule 18f-3. Shares issued in classes will be issued subject to and in accordance with the terms of Rule 18f-3 under the Act, including, without limitation:

            a. each class shall have a different arrangement for shareholder services or the distribution of securities or both, and shall pay all the expenses of that arrangement;

            b. each class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes;

            c. each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

            d. each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and

            e. except as otherwise permitted under Rule 18f-3 under the Act, each class shall have the same rights and obligations of any other class.

         3. Class Arrangements. The following summarizes the features of each class of shares of the Fund. Additional details regarding such fees and services are set forth in the Trust's current prospectus from time to time.

            a. Investor Class Shares. The Investor Class Shares are subject to the following fees:

                (i) Maximum Redemption Fee (short-term trading fee): 1.00% of the net asset value of Investor Class Shares redeemed prior to 180 days after the date of purchase.

                (ii) Maximum Distribution and Service Plan Fees (Rule 12b-1 fees): 0.25% of the average daily net assets of the Fund attributable to the Investor Class Shares per year.

            b. Institutional Class Shares. The Institutional Class Shares are subject to the following fees:

                (i) Maximum Redemption Fee (short-term trading fee): 0.75% of the net asset value of Institutional Class Shares redeemed prior to 180 days after the date of purchase.

                (ii)  Distribution and Service Plan Fees (Rule 12b-1 fees):
                      None.

         4. Conversion Feature. No class shall be subject to any automatic conversion feature.

         5. Exchange Privilege. Investor Class Shareholders and Institutional Class Shareholders shall have such exchange privileges, if any, as are set forth in the Fund's current prospectus. Exchange privileges may vary among classes.

         6. Additional Information. This Plan is qualified by and subject to the terms of the most recent prospectus; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the classes contained in this Plan. The prospectus contains additional information about that class and the Trust's multiple class structure.

         7. Amendments. The differences between the series, including the expense allocations, described herein may be changed, to the extent permitted by law and the Trust's Declaration of Trust and Bylaws, by the Trustees.

         8. Termination. This Plan shall continue in effect indefinitely unless terminated by a vote of the Trustees. This Plan may be terminated at anytime by a vote of the Trustees.

         9. Governing Law. This Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the Act.